Exhibit 5

                            NoFire Technologies, Inc.

                 Supplemental Common Stock and Five-Year Warrant
                               Purchase Agreement



         This Agreement is made as of October 26, 1998 by and among NoFire Technologies, Inc., a Delaware corporation (the "Company"), with an office at 21 Industrial Avenue, Upper Saddle River, New Jersey, 07458, its principal stockholders, Sam Oolie and Samuel Gottfried (hereinafter referred to individually as a "Principal Stockholder" and collectively as "Principal Stockholders"), and the purchasers identified on Schedule 1 hereto (hereinafter referred to individually as a "Supplemental Purchaser" and collectively as "Supplemental Purchasers").

         WHEREAS, pursuant to a Common Stock and Five-Year Warrant Purchase Agreement dated as of June 15, 1998 among the Company, the Principal Stockholders, and certain of the Supplemental Purchasers (the "Original Agreement," the defined terms in which shall also be used here with their same meanings), the Company agreed to issue and sell and the Supplemental Purchasers agreed to purchase investment units consisting of Shares and Warrants the net proceeds of which were to be used for the purposes set forth in Section 6.5 of the Original Agreement, and

         WHEREAS, the Company has not yet met the conditions for the Tranche 2 Closing or the Second Closing and requires additional financing of up to $480,000 through March 31, 1999 to proceed with its current business plan, and

         WHEREAS, the Supplemental Purchasers are willing to provide additional financing of up to $480,000 through the purchase of additional investment units consisting of Shares and Warrants subject to the terms and conditions hereof, including an amendment of the Original Agreement,

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

         1. Purchase and Sale.

         1.1 Authorization. The Company has authorized the sale and issuance of up to 960,000 Shares and five-year Warrants to purchase up to 2,400,000 additional Shares at an exercise price of $.50 per Share.

         1.2 Sale of Shares and Warrants. Subject to the provisions of this Agreement, including the form of Share Purchase Warrant attached as Exhibit A to the Original Agreement, and on the closing dates set forth below, the Company will sell to each of the Supplemental Purchasers, severally and not jointly, and each of the Supplemental Purchasers, severally and not jointly, will purchase from the Company, up to a total amount of 960,000 investment units each consisting of 1 Share and Warrants to purchase 2.5 Shares in the number of Shares and Warrants set forth opposite each Purchaser's name in Schedule 1 attached hereto at the purchase price of $.50 per investment unit or a maximum purchase price of up to a total amount of $480,000.

         2. Closings of Purchases and Sales. The Supplemental Purchasers hereby agree to immediately wire transfer immediately available funds in an amount equal to their respective maximum potential purchase price amounts to an account designated by the Chief Financial Officer of the Tisch Family Interests who will act as their agent (the "Agent") to make purchases of investment units on their behalf at closings hereunder. In order to obtain any financing hereunder, the Company must on or before March 31, 1999 give the Agent at least ten (10) days written notice of its desire to obtain such financing setting forth in detail each proposed expenditure required (the "Proposed Expenditure"), the purpose therefor, the payee or payees and any other pertinent information. The Agent must either accept or decline the Company's request to finance the Proposed Expenditure by replying in writing within ten (10) days of receipt of the Company's notice. Each purchase and sale shall be consummated at a closing on the date set forth in the notice requesting the Proposed Expenditure. The aggregate purchase price paid by the Agent on behalf of the Supplemental Purchasers shall be an amount up to the total amount requested, and the total number of investment units issued and sold to the Supplemental Purchasers shall be two times the aggregate purchase price paid, allocated to each Supplemental Purchaser pro rata according to percentages set forth in Schedule 1. The Agent will pay the Company the purchase price for the investment units by wire transfer of immediately available funds to a bank account designated by the Company, with the Company being obligated to disburse such funds directly to the payees listed in the request for the Proposed Expenditure which has been accepted by the Agent on behalf of the Supplemental Purchasers, provided, however, that the Agent reserves the right to make such payment by disbursing funds directly to such payees. At any such closing, and as a condition thereto, the Company will deliver to the Supplemental Purchasers (or the Agent on their behalf) certificates representing the number of Shares and Warrants subject to purchase, together with a copy of an opinion of counsel as provided in Section
2.1 of the Original Agreement and a bring-down certificate executed by each Principal Stockholder and the Company stating (i) that the representations and warranties set forth in Section 3 of the Original Agreement are true and correct in all material respects on the date of such closing and (ii) that the Company has performed and complied in all material respects with all covenants and agreements provided in Section 6 required of it on or prior to the date of such closing. The Agent for the Supplemental Purchasers will deliver to the Company a certificate stating that the representations and warranties set forth in Section 4 of the Original Agreement are true and correct on the date of such closing. The Agent for the Supplemental Purchasers may at any time upon ten (10) days written notice to the Company on or before March 31, 1999 elect to purchase the balance of investment units not purchased prior to the date of such notice at a closing to be held ten (10) days from the date of such notice subject to all of the terms and conditions hereof. No Supplemental Purchaser shall have any liability or obligation to the Company or any other party for any amount requested which is declined by the Agent on behalf of the Supplemental Purchasers. The Agent shall return to the Supplemental Purchasers any amounts not used to purchase investment units on or before March 31, 1999.

         3. Representations and Warranties of the Company and its Principal Stockholders. Each of the Company's Principal Stockholders and the Company hereby represents and warrants to each of the Supplemental Purchasers that the representations and warranties set forth in Section 3 of the Original Agreement are true and correct in all material respects as of the date hereof.

         4. Representations and Warranties of Each Supplemental Purchaser. Each Supplemental Purchaser severally represents and warrants that the representations and warranties set forth in Section 4 of the Original Agreement are true and correct in all material respects as of the date hereof.

         5. Survival of Representations and Warranties and Indemnification.

         5.1 Survival of Representations and Warranties. The representations and warranties of each Principal Stockholder and the Company and each Supplemental Purchaser which are set forth in Sections 3 and 4, respectively, shall survive each closing and remain in full force and effect until the expiration of any applicable limitations period.

         5.2 Indemnification by Principal Stockholder and the Company. Each of Sam Oolie and the Company will indemnify, defend, save and hold harmless each Supplemental Purchaser from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorney's fees and expenses incident to any suit, action or proceeding) whether upon the occurrence thereof or thereafter (collectively, "Losses") incurred or sustained by such Supplemental Purchaser which shall arise out of or result from any breach of any representation, warranty or agreement given or made by such indemnifying party.

         5.3 Indemnification by Each Supplemental Purchaser. Each Supplemental Purchaser, severally and not jointly, will indemnify, defend, save and hold harmless the Company from and against any and all Losses incurred or sustained by the Company which shall arise out of or result from any breach of any representation or warranty given or made by such Supplemental Purchaser herein.

         6. Further Agreements, Assurances, and Covenants. The Company hereby confirms that it has performed and complied in all material respects with all covenants and agreements provided in Section 6 of the Original Agreement which are required of it on or prior to the date hereof. The Company agrees that it will take all necessary action as soon as is reasonably possible, including holding a meeting of stockholders or obtaining written consents of stockholders, to amend the Certificate of Incorporation to authorize a sufficient number of shares to provide for the issuance of shares upon the exercise of all outstanding warrants and convertible debentures, including the Warrants for which a sufficient number of authorized but unissued Shares must be reserved. The Company agrees that all legal fees and expenses incurred by the Supplemental Purchasers in connection with entering into and accomplishing the transactions under this Agreement and any incurred in connection with disputes regarding this Agreement brought about by inaccuracies, misrepresentations or breach of any of the above will be paid for by the Company. The Company also agrees that the Supplemental Purchasers shall have the registration rights with respect to the Shares and Warrants set forth in the Registration Rights Agreement attached to the Original Agreement.

         7. Salary Deferral. Sam Oolie hereby agrees to defer and subordinate his salary from the Company from the date hereof through March 31, 1999 or such earlier date as the Company shall have available cash flow from revenues.

         8. Amendment of Purchase Price. The Company hereby agrees to amend
Section 2.1(b) and Section 2.2 of the Original Agreement to provide that the purchase price for each investment unit will be reduced from $.90 to $.75 and the exercise price of each Warrant will be reduced from $1.00 to $.75 per Share.

         9. Miscellaneous.

         9.1 Notices. All notices, requests, consents and other communications herein shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or personally delivered, as follows:

                  (a) If to the Company or any Principal Stockholder, addressed to such party at:

                           NoFire Technologies, Inc.
                           21 Industrial Avenue
                           Upper Saddle River, NJ  07458
                             Attn: President

                           With a copy to:

                           Gerald H. Litwin, P.A.
                           2 University Plaza
                           Hackensack, NJ  07601

                  (b)      If to the Supplemental Purchasers:

                           at their respective addresses set forth on
                           Schedule 2 hereto

or such other addresses as each of the parties hereto may provide from time to time in writing to the other parties.

         9.2 Modifications; Waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or in writing.

         9.3 Entire Agreement. This Agreement, including the Schedules, contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the date hereof.

         9.4 Effectiveness. This Agreement shall become effective only when executed by the Supplemental Purchasers, the Principal Stockholders and the Company.

         9.5 Successors and Assigns. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         9.6 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         9.7 Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and by the Company.

         9.8 Governing Law and Severability. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws or choice of laws. In the event any provision of this Agreement or the application of any such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

         9.9 Headings. The descriptive headings of the Sections hereof and of the Schedules and Exhibits hereto are inserted for convenience only any do not constitute a part of this Agreement.

         9.10 Execution by Telefacsimile Transmission. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

                           COUNTERPART SIGNATURE PAGE

       SUPPLEMENTAL COMMON STOCK AND FIVE-YEAR WARRANT PURCHASE AGREEMENT


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


The Company                                     Supplemental Purchasers

NoFire Technologies, Inc.                       NF Partners, LLC

By:__________________________                   By:__________________________
                                                   Andrew H. Tisch, Manager

                                                JMC Investments LLC

Principal Stockholders                          By:__________________________
                                                   John Capozzi,_______________
______________________________
Sam Oolie                                       Ravitch Rice & Company LLC

                                                By:_________________________
______________________________                     Donald S. Rice, Managing Dir.
Dr. Samuel Gottfried
                                                ____________________________
                                                Barry L. Bloom

                                                ____________________________
                                                Paul A. Downey

                                                ____________________________
                                                Robert N. Downey

                                                ____________________________
                                                Robyn Samuels

                                                ____________________________
                                                Thomas M. Steinberg




                                   SCHEDULE 1



         Supplemental Purchasers and Maximum Potential Purchase Amounts


Supplemental Purchaser                  # Shares             # Warrants           Maximum Potential          Pro Rata Percentage
----------------------                  --------             ----------           ------------------         -------------------
                                                                                  Purchase Price
                                                                                  --------------

NF Partners, LLC                        625,455              1,563,638            $312,727.50                  65.1516%

JMC Investments, LLC                     29,091                 72,727              14,545.50                   3.0303

Ravitch Rice & Company LLC               14,545                 36,363               7,272.50                   1.5151

Barry L. Bloom                           26,182                 65,455              13,091.00                   2.7273

Paul A. Downey                           29,091                 72,727              14,545.50                   3.0303

Robert N. Downey                        203,636                509,090             101,818.00                  21.2121

Robyn Samuels                             5,818                 14,545               2,909.00                   0.6060

Thomas M. Steinberg                      26,182                 65,455              13,091.00                   2.7273
                                        --------             -----------          -------------              ----------

                              Totals    960,000              2,400,000            $480,000.00                 100.0000%


                                   Schedule 2

                       Supplemental Purchaser's Addresses

NF Partners, LLC                                       Robyn Samuels
667 Madison Avenue                                     150 West End Avenue, #5M
New York, NY  10021                                    New York, NY  10023
Attn: Mr. Andrew H. Tisch                              S.S.# ###-##-####
EIN# 13-4009506

JMC Investments LLC                                    Thomas M. Steinberg
125 Brett Lane                                         199 Aycrigg Avenue
Fairfield, CT  06430                                   Passaic Park, NJ  07055
Attn: Mr. John Capozzi                                 S.S.#556-155293
EIN#06-1415533

Ravitch Rice & Company LLC
610 Fifth Avenue, Suite 420
New York, NY  10020
Attn: Mr. Donald S. Rice
EIN# 13-3868809

Barry L. Bloom
46 Woodmere Drive
Summit, NJ  07901
S.S. ####-##-####

Paul A. Downey
1100 Sacramento Street - Suite 110
San Francisco, CA  94108
S.S.####-##-####

Robert N. Downey
755 Park Avenue, Apt. 8B
New York, NY  10021
S.S.####-##-####